EXHIBIT 3.5


                                AMENDMENT NO. ONE

                                       TO

              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             LCI INTERNATIONAL, INC.

                             A DELAWARE CORPORATION

         LCI International, Inc. (the "Corporation), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The Board of Directors of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware (the "DGCL") adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         Resolved, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered First so that, as amended said Article shall be and read as follows:

         "FIRST. The name of the Corporation is DEX MEDIA INTERNATIONAL, INC."

2. That said amendment was duly adopted by written consent of the sole stockholder in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

3. That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, LCI International, Inc. has caused this Amended Certificate of Incorporation to be duly executed as of the 6 day of January, 2003.

                                        By: /s/ Scott Pomeroy
                                            ------------------------------------
                                            Scott Pomeroy
                                            VP, Finance and Secretary